                                                                     EXHIBIT 12


                HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
           TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                                                                                 Three Months
                                                                                                     Ended
                                                         Year Ended December 31,                   March 31,
                                  ---------------------------------------------------------   -------------------
                                    1998          1997       1996        1995        1994      1999       1998
                                 ---------    ---------    --------  ---------   ---------    ------    --------
Net income                        $  304.9     $  767.1    $  650.0   $  412.3    $  434.1    $221.8    $  324.5
Income taxes                         361.8        391.9       358.1      295.3       252.0     121.8       196.0
                                  --------     --------    --------   --------    --------    ------    --------
Income before income taxes           666.7      1,159.0     1,008.1      707.6       686.1     343.6       520.5

Fixed charges:
  Interest expense (1)             2,009.3      1,863.0     1,727.9    1,675.9     1,330.2     509.0       502.2
  Interest portion of
  rentals (2)                         48.1         46.8        45.2       37.1        24.9       8.9        14.9
                                  --------     --------    --------   --------    --------    ------    --------
Total fixed charges                2.057.4      1,909.8     1,773.1    1,713.0     1,355.1     517.9       517.1
Total earnings as defined         $2,724.1     $3,068.8    $2,781.2   $2,420.6    $2,041.2    $861.5    $1,037.6
                                  ========    =========    ========   ========    ========    ======    ========

Ratio of earnings to fixed
  charges (4)                         1.32         1.61        1.57       1.41        1.51      1.66        2.01
                                   =======     ========     =======    =======    ========     ======    ========
Ratio of earnings to fixed
  charges, excluding merger and
  integration related costs           1.81           --          --         --          --        --          --
                                   =======    =========    ========   ========   =========    ======    ========


Preferred stock dividends (3)           --     $   14.6    $   19.4   $   21.3    $   19.6     $  --    $     --
                                  ========     ========    ========   ========   =========    ======    ========

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends (4)                 1.32         1.59        1.55       1.40        1.48      1.66        2.01
                                  ========     ========    ========   ========   =========    ======    ========

Ratio of earnings to combined
  fixed charges, and preferred
  stock dividends, excluding
  merger and integration
  related costs                       1.81           --          --         --          --        --          --
                                  ========     ========    ========   ========   =========    ======    ========


(1) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3)  Preferred stock dividends are grossed up to their pre-tax equivalents.

(4) The March 31, 1998 and the full year 1998 ratios have been impacted by the $118.5 million after-tax gain on sale of Beneficial Canada, and the one-time merger and integration related costs associated with our merger with Beneficial Corporation. Ratios excluding the merger and integration related costs have also been presented for comparative purposes.